EXHIBIT 107

Calculation of Filing Fee Table

Form S-3

Community Bancorp.

Proposed
		Security			Maximum	Maximum
		Class			Offering	Aggregate		Amount of
	Security	Title	Fee	Amount	Price Per	Offering	Fee	Registration
	Type	Registered	Calculation	Registered (1)	Unit (2)	Price (2)	Rate	Fee
Newly Registered Securities (3)
Fees to Be Paid	Equity	Common Stock, $2.50 Par Value	457(c)	300,000 shares	$16.90	$5,070,000	$0.0001531	$776
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$5,070,000		$776
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$776

(1)

Pursuant to Rules 416(a) and (b), this Registration Statement is intended to cover such number of additional shares of the Company's common stock as may be necessary to prevent dilution of the shares initially registered hereby resulting from stock splits or stock dividends, if any, occurring after the effective date of this registration statement.

(2)

Estimated solely for the purposes of calculating the registration fee and, pursuant to Rule 457(c), based on the average of the bid and asked prices for the Company's common stock on December 17, 2024 as reported on the OTS Link ATS interdealer quotation system maintained by the OTC Markets Group Inc. The Company’s common stock is included in the OTCQX® marketplace tier maintained by the OTC Markets Group Inc.

(3)	There are no Carry Forward Securities and no Fee Offset being claimed.